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                                                                     EXHIBIT (j)

                          INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Post-Effective Amendment No. 29 to Registration Statement No. 33-38953 of the Harris Associates Investment Trust on Form N-1A of our report dated October 27, 2003 appearing in the Annual Report of The Oakmark Fund, The Oakmark Select Fund, The Oakmark Small Cap Fund, The Oakmark Equity and Income Fund, The Oakmark Global Fund, The Oakmark International Fund, and The Oakmark International Small Cap Fund for the year ended September 30, 2003, and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


Deloitte & Touche LLP
Chicago, Illinois
January 26, 2004